Exhibit 99.1

SAMSON OIL & GAS ADVISES ON NORTH STOCKYARD CLOSING

Denver 1600 hours Septembers 28th, 2016, Perth 0700 hours September 29th, 2016

North Stockyard Sale

As previously advised Samson has executed a purchase and sale agreement with respect to its interest in the North Stockyard Field and received a $1 million deposit as part of the $15 million consideration. The buyer has indicated that it now plans to close on October 20th. Accordingly Samson has accepted an extension request, along with a $50,000 fee to accommodate this extension.

Mutual of Omaha Bank has accepted our waiver request to allow the current debt facility to be reduced by $11.5 million to $19 million prior to October 31st. Mutual of Omaha Bank has also agreed that a portion of the sale proceeds (in amount to be agreed upon) may be included in the amount needed to complete the $5 million equity required to be raised by Samson. Mutual of Omaha Bank has also agreed that this may be accomplished prior to November 15th, 2016. The equity raised in April this year, would be included in the $5 million required to be raised.

Samson is publishing its June 30th accounts tomorrow and, as of that date, the Company will report that it is in compliance with all other covenants associated with its debt facility.

As previously reported, Samson’s June 30th reserves report showed significant growth in its Proved Reserves with an estimated $126 million of net present value (at a 10% discount rate). Included in this Proved reserve estimate is a Proved Developed Producing reserve valued at $62 million (at a 10% discount rate) compared to the outstanding draw from the Bank secured by the facility of only $30.5 million.

SAMSON OIL & GAS LIMITED TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 3,215 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 16.075 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.72 per ADS on September 28th, 2016, the Company has a current market capitalization of approximately US$11.5 million (the options have been valued at an exchange rate of 0.72). Correspondingly, based on the ASX closing price of A$0.005 for ordinary shares and a closing price of A$0.001 for the 2017 options, on September 28th, 2016, the Company has a current market capitalization of approximately A$16.1 million.

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN